SCHEDULE 14A/Amended
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant  -X-
Filed by a Party other than the Registrant  ---

Check the appropriate box:

  --- Preliminary Proxy Statement
  --- Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
  -X- Definitive Proxy Statement
  --- Definitive Additional Materials
  --- Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       THE WELLCARE MANAGEMENT GROUP, INC.
             ---------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  -X- No fee required.
  --- Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. --- Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify previous filing by registration statement number, or the form or schedule and the date of its filing.

                       THE WELLCARE MANAGEMENT GROUP, INC.
                             280 BROADWAY, 3RD FLOOR
                             NEWBURGH, NEW YORK 12550
                                  (845) 440-2400

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on November 12, 2001


To the Shareholders of
 THE WELLCARE MANAGEMENT GROUP, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of The WellCare Management Group, Inc. ("WellCare" or the "Company") will be held at the Company's Florida corporate office, 6800 North Dale Mabry Hwy., Suite 268, Tampa, Florida 33614, on November 12, 2001 at 10:00 a.m., Local time, for the following purposes:

     1) To elect four Directors to serve until the 2002 Annual Meeting of Shareholders.

     2) To ratify the reappointment of Deloitte & Touche, LLP as independent auditors of the Company for the year ending December 31, 2001.

     3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only holders of record of the Company's Common Stock and Class A Common Stock at the close of business on September 21, 2001, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     The Company's 2000 Annual Report to Shareholders accompanies this Notice of Annual Meeting.

                                   By Order of the Board of Directors,

                                   /s/ Kiran C. Patel, M.D.
                                   ---------------------------
                                   Kiran C. Patel, M.D.
                                   Secretary

Newburgh, New York
September 24, 2001

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                       THE WELLCARE MANAGEMENT GROUP, INC.
                             280 BROADWAY, 3RD FLOOR
                            NEWBURGH, NEW YORK 12550
                                 (845) 440-2400

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on November 12, 2001

GENERAL

     This Proxy Statement is being furnished to holders of record of Common Stock and Class A Common Stock of The WellCare Management Group, Inc., a New York corporation ("WellCare" or the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the Company's Florida corporate office, 6800 North Dale Mabry Hwy., Suite 268, Tampa, Florida 33614, on November 12, 2001 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

     Only holders of record of Common Stock and Class A Common Stock at the close of business on September 21, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and enclosed proxy card and the Annual Report to Shareholders of the Company for the year ended December 31, 2000 are being mailed to the Company's shareholders on or about October 10, 2001. The Company will pay the cost of preparing and mailing this notice and statement, Annual Report and the enclosed proxy card.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, the shareholders will be asked to consider and vote upon the following proposals:

     1) To elect four Directors to serve until the 2002 Annual Meeting of Shareholders.

     2) To ratify the reappointment of Deloitte & Touche, LLP as independent auditors of the Company for the year ending December 31, 2001.

     3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

VOTING AT THE ANNUAL MEETING

     On the Record Date, there were 38,807,940 shares of Common Stock issued And outstanding and 313,555 shares of Class A Common Stock issued and outstanding. Each holder of record of Common Stock on the Record Date is entitled to one vote per share and each holder of record of Class A Common Stock on the Record Date is entitled to ten votes per share on each matter presented. The holders of Common Stock and Class A Common Stock vote together as a single class on each matter presented.

     The presence, in person or by properly executed proxy, of the holders of a majority of the votes represented by the outstanding shares of Common Stock and Class A Common Stock at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Under New York law, "votes cast" means the votes actually cast "for" or "against" resolution. An abstention does not count as a vote cast.

     If a quorum is present:

     * Election of Directors: A plurality of the votes cast at the Annual Meeting in person or by proxy is required to elect each director. Shares present in person at the meeting that are not voted for a particular nominee, and shares represented by proxy as to which authority to vote for such nominee is properly "withheld," will not be counted either "for" or "against" in determining a plurality for such nominee.

     * Independent Auditors: The Board is submitting to the shareholders the approval of the selection of Deloitte & Touche, LLP as independent auditors of the Company for the year ending December 31, 2001 because we believe that such action follows sound corporate practice and is in the best interest of the Company and its shareholders. If the shareholders do not approve the selection by the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by properly executed proxy, the Board will reconsider the selection of independent auditors.

     If the enclosed proxy card is properly executed and returned to the Company prior to the voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Shares represented by proxies which are marked "WITHHOLD AUTHORITY" to vote for
(i) all four nominees, or (ii) any individual nominee(s) for election as directors and are not otherwise marked "FOR" the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies, which are marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. IN THE ABSENCE OF INSTRUCTIONS, THE SHARES WILL BE VOTED FOR ALL THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (so called "broker non-votes"), those shares will not be included in the totals.

     At any time prior to its exercise, a proxy may be revoked by the holder of the Class A Common Stock or Common Stock granting such proxy by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement or by attending the Annual Meeting and voting in person. The giving of the proxy does not affect the right to vote in person if the shareholder attends the Annual Meeting.

     Proxies may be solicited on behalf of the Board by mail, telephone, telecopy or in person and solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.

                              TABLE OF CONTENTS


                                                                   PAGE
                                                                   ----

Security Ownership of Certain Beneficial
 Owners and Management                                               4

Election of Directors                                                5

Ratification of Reappointment of Independent
 Auditors                                                            7

Executive Compensation                                               7

Report of Audit Committee of the Board of Directors                  9

Report of Compensation Committee of the Board
 of Directors on Executive Compensation                             10

Compensation Committee Interlocks and Insider
 Participation in Compensation Decisions                            12

Indemnification of Officers and Directors                           12

Section 16 Proxy Statement Disclosure                               12

Stock Performance Graph                                             13

Certain Relationships and Related Transactions                      14

Annual Report                                                       14

Requests for Additional Information                                 15

Changes in and Disagreements with Accountants
 on Accounting and Financial Disclosure                             15

Other Business                                                      16

Deadline for Receipt of Shareholder Proposals                       17

Other Matters                                                       17

Appendix A - Audit Committee Charter                                18

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, certain information with regard to the beneficial ownership of Common Stock and Class A Common Stock by (i) each shareholder who is known by the Company to beneficially own in excess of five percent (5%) of the outstanding shares of any such class of voting stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table of this Proxy Statement, and (iv) all executive officers and directors as a group.

                                                                 Percent of Total
                                                          -------------------------------
                                       Class A               Class A               Total
Name                                   Common     Common     Common     Common     Vote
---------------------------------      -------  ----------  ---------  ---------  -------
Kiran C. Patel, M.D. (1)                        19,780,111               51.0%      47.2%
The 1818 Fund II LP (3)                         11,250,000               29.0%      26.8%
Adhia Investment Advisors, Inc. (4)                389,986                1.0%         *
Pradip C. Patel (1)                                259,991                  *          *
Rupesh R. Shah (1)                                 259,991                  *          *
Sandip I. Patel (1)                                263,195                  *          *
Mark D. Dean (2)                                   147,652                  *          *
Robert W. Morey, Jr. (5)               281,956     463,201    89.9%       1.2%       7.8%
All current executive officers and
 directors as a group                           20,348,706               52.4%      48.5%
------------------------------

* Less than 1%

(1) Address is 6800 North Dale Mabry Highway, Suite 268, Tampa, FL 33614.
(2) Address is 4939B Meadow Drive, Vail, CO 81657. Includes 19,446 and 4,862 shares owned by Dr. Address Dean's wife and son, respectively.
(3) Address is 63 Wall Street, New York, NY  10005.
(4) Address is 1311 N. Westshore Blvd., Suite 111, Tampa, FL 33607.
(5) Address is Box I 134 Lyford Dr., Tiburon, CA  94920.

                            ELECTION OF DIRECTORS

     The Board of Directors currently consists of four (4) directors. On July 13, 2001 the Board of Directors voted to fix the number of directors to serve until the next annual meeting at four. Unless otherwise specifically directed by shareholders executing proxies, it is intended that all proxies in the accompanying form received in time for the Annual Meeting will be voted at the Annual Meeting FOR the election of the four nominees named below.

     IN THE EVENT ANY NOMINEE SHOULD BECOME UNAVAILABLE FOR REELECTION FOR ANY PRESENTLY UNKNOWN REASON, IT IS INTENDED THAT THE PROXIES WILL BE VOTED FOR SUCH SUBSTITUTE NOMINEE AS MAY BE DESIGNATED BY THE PRESENT BOARD OF DIRECTORS. A plurality of the votes cast at the Annual Meeting in person or by proxy is required to elect each director. Shares present in person at the meeting that are not voted for a particular nominee, and shares represented by proxy as to which authority to vote for such nominee is properly "withheld," will not be counted either "for" or "against" in determining a plurality for such nominee.


         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
                       ITS FOUR NOMINEES FOR DIRECTORS.

     Each nominee's name, age, the year first elected or appointed as a director and position(s) with the Company and certain biographical information is set forth below:

                                 Year First
                                 Served as
Name                      Age    a Director     Position
----------------------    ---    ----------    ------------------------------
Kiran C. Patel, M.D. (2)   52       1999       Chairman of the Board,
                                               President, Secretary and
                                               Chief Executive Officer (2)
Mark D. Dean, D.D.S.       60       1984       Director (1)(2)
Pradip C. Patel            49       1999       Director (2)
Rupesh R. Shah             39       1999       Director
------------------------
(1)  Member, Audit Committee
(2)  Member, Compensation Committee

     KIRAN C. PATEL, M.D., was named as the Chairman of the Board, President and Chief Executive Officer of the Company, and became a director of the Company effective June 11, 1999. He was also named as a director and secretary of WellCare of New York, Inc. ("WCNY") as of June 11, 1999. Dr. Patel has been a practicing physician (cardiologist) from 1982 to the present, and currently continues to practice in Tampa, Florida. Additionally, Dr. Patel is the majority shareholder, and, since 1988 to the present, shoulders the administrative responsibilities of Well Care HMO, Inc., an unrelated State of Florida licensed Health Maintenance Organization. Dr. Patel is a graduate of SMT, N.H.L. Municipal Medical College, India, and did his Internal Medicine Residency and Cardiology Fellowship in the New York, New Jersey area. Dr. Patel is the brother of Pradip C. Patel.

     MARK D. DEAN, D.D.S., is a practicing dentist in private practice since 1966. Dr. Dean is knowledgeable about the healthcare industry and has been involved with the Company for fourteen years. He is a graduate of Cornell University and New York University College of Dentistry.

     PRADIP C. PATEL became a director of the Company effective June 11, 1999. He was also named as a director of WCNY as of June 11, 1999. Mr. Patel has been in the health care industry, in a management position, for over 10 years and is currently a shareholder in and since 1986 the President of Well Care HMO, Inc., an unrelated State of Florida licensed Health Maintenance Organization. He is a graduate of the Gujarat University, India and received his MBA from Eastern Michigan University. Mr. Patel is the brother of Dr. Patel.

     RUPESH R. SHAH became a director of the Company effective June 11, 1999. Mr. Shah has been in the health care industry, in a management position, for over 10 years and is currently a shareholder in and the, since 1994, Chief Executive Officer of Well Care HMO, Inc., an unrelated State of Florida licensed Health Maintenance Organization. He is graduate of St. Xavier's College, Gujarat University, India and Rollwala Computer Science, Gujarat University, India. Mr. Shah is the brother-in-law of Dr. Patel.

MEETINGS AND COMMITTEES

     There were six meetings of the Board of Directors during 2000; and, no director attended less than 75% of the total number of meetings of the Board of Directors or any committee of which such director is a member.

     There are currently no members serving on the Executive Committee. There were no meetings of the Executive Committee in 2000.

     The Audit Committee, currently comprised of Guido T. D'Alessio and Mark D. Dean, DDS, meets with the Company's independent auditors to review the scope of their annual audit, the adequacy of the Company's system of internal controls, and the sufficiency of its financial reporting. There were four meetings of the Audit Committee during 2000.

     The Compensation Committee, comprised of Dr. Kiran C. Patel, Mark D. Dean, DDS, and Pradip C. Patel, establishes the compensation program for the Chief Executive Officer, recommends to the Board of Directors, in consultation with the Chief Executive Officer, a general compensation program for all officers and administers the Company's 1993 Incentive and Non-Incentive Stock Option Plan and the Company's 1996 Non-Incentive Executive Stock Option Plan. There were two meetings of the Compensation Committee during 2000.

     The Company does not have a standing nominating committee.

COMPENSATION OF DIRECTORS

     During 2000, all directors who were not employees of the Company, received a fee of $100 for each meeting of the Board of Directors attended, plus reimbursement of their expenses, and an additional $100 for each meeting of the Audit Committee or Compensation Committee attended.

             RATIFICATION OF REAPPOINTMENT OF INDEPENDENT AUDITORS

     Deloitte & Touche, LLP currently serves as the Company's independent auditors. They have served in that capacity from 1992 through 1998 and 2000 through present. On July 13, 2001, subject to ratification by the shareholders, the Company's Board of Directors appointed Deloitte & Touche, LLP as independent auditors of the Company for 2001. The shareholders are asked to ratify this action of the Board. The affirmative vote of a majority of the total votes cast in person or by properly executed proxy is required to ratify the appointment of Deloitte & Touche, LLP as independent auditors of the Company for 2001. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of Deloitte & Touche, LLP as independent auditors of the Company for 2001. It is anticipated that a representative of Deloitte & Touche, LLP will be present at the Annual Meeting to answer appropriate questions within such firm's field of expertise. Such representative will have the opportunity to make a statement if he/she desires to do so.

     The ratification of the appointment of Deloitte & Touche, LLP as independent auditors of the Company is being submitted to the shareholders because the Board believes that such action follows sound corporate practice and is in the best interest of the shareholders. If the shareholders do not ratify the appointment by the requisite vote at the Annual Meeting, the appointment of independent auditors will be reconsidered by the Board. If the shareholders ratify the appointment, the Board, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Board believes that such change would be in the best interest of the Company and its shareholders.

AUDIT FEES

     Deloitte & Touche, LLP's fees for the audit of the Company's annual financial statements for the year ended December 31, 2000, and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the 2000 fiscal year were $156,210.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were billed to the Company by Deloitte & Touche, LLP during the 2000 fiscal year for services related to the design and implementation of financial information systems.

ALL OTHER FEES

     The WellCare Management Group, Inc. incurred fees of $20,000 related to all other non-audit services provided by Deloitte & Touche, LLP during 2000. A substantial amount of these fees relates to services traditionally provided by auditors, such as tax services, business risk management consulting and other services.

     The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche, LLP.

           THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
                 "FOR" THE RATIFICATION OF THE APPOINTMENT OF
           DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS FOR 2001.



                          EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation for 2000, 1999, and 1998 earned by (i) the Company's Chief Executive Officer during 2000; and (ii) each of the four most highly compensated executive officers who were serving as an executive officer at the end of 2000, other than the Chief Executive Officer, and whose compensation during 2000 exceeded $100,000:

                      1998-2000 SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                           Annual Compensation         Compensation Awards
                                      ----------------------------   ------------------------
                                                           Other       Common
                                                           Annual       Stock     All Other
                                       Salary  Bonus  Compensation   Underlying  Compensation
Name and Principal Position   Year      ($)    ($)        ($)       Option (#)       ($)
---------------------------   ----    -------  -----  ------------   ----------  ------------
KIRAN C. PATEL, M.D.          2000      $0.00    --          --           --            --
Chairman of the Board         1999      $0.00    --          --           --            --
President, Chief Executive
Officer and Secretary (1)

JOSEPH R. PAPA                2000      $0.00    --          --           --            --
President, Chief              1999   $120,000    --          --           --            --
Executive Officer             1998   $311,538    --          *       130,000(2)      $5,457(5)
Chief Operating
Officer and Director(2)

CRAIG S. DUPONT               2000      $0.00    --          --           --            --
Vice President and            1999   $200,000    --          --           --            --
Chief Financial               1998    $97,298    --          *        50,000(3)         --
Officer, Treasurer and
Director (3)

MARY LEE CAMPBELL- WISLEY     2000      $0.00    --          --           --            --
Secretary; President          1999   $190,000    --          --           --            --
and Chief Executive Officer   1998   $164,423  $45,000       *            --         $1,085(5)
of WellCare of New York, Inc.
and Director (4)
------------------------------

* Represents less than 10% of annual salary and bonus.

(1) Dr. Patel became Chairman of the Board, President, Chief Executive Officer and Secretary on June 11, 1999, whereby, Dr. Patel, the principal of Well Care HMO, Inc., a Florida corporation, unrelated to WellCare, purchased a 55% ownership interest in the Company for $5 million.
(2) Mr. Papa resigned as President, Chief Executive Officer, Chief Operating Officer and director, effective January 15, 1999, and simultaneously entered into a Consulting Agreement with the Company. Under the terms of the Consulting Agreement, Mr. Papa received a monthly fee of $24,000, through April 15, 1999, and then a monthly fee of $12,000 through July 1999.
(3) Mr. Dupont was named Acting President, Chief Executive Officer, Chief Financial Officer, and director, effective January 16, 1999. He resigned all positions effective August 18, 1999. Mr. Dupont was employed under an agreement with the Company, effective May 1, 1998, which provides an annual base salary of $150,000, amended to $200,000 per annum, effective January 16, 1999 upon his assuming the additional duties of Acting President/ Chief Executive Officer. Additionally, the Company provides Mr. Dupont with an automobile allowance of $550 per month. In addition, on May 13, 1998, Mr. Dupont was granted five-year incentive options to purchase 50,000 shares of common stock of the Company at $1.91 per share. Under the agreement, in the event of termination of employment by the Company without cause prior to May 16, 2000, the Company shall continue to pay Mr. Dupont his base salary for six months.
(4) Ms. Campbell-Wisley was appointed as President and Chief Executive Officer of WellCare of New York, Inc., effective February 16, 1999; elected director of the Company, effective February 25, 1999; and elected Secretary of the Company, effective March 25, 1999. She resigned all her positions effective November 30, 1999. Ms. Campbell-Wisely was employed under a three-year agreement with the Company effective January 29, 1997, which provides for an annual base salary of $145,000. Effective February 16, 1999, the annual base salary was increased to $190,000. Ms. Campbell-Wisley was entitled to a bonus of $47,500 if she remains in the employ of the Company until September 1, 1999. Additionally, under the agreement, the Company provides Ms. Campbell-Wisley with an automobile allowance of $550 per month. Under the agreement, on January 29, 1997, Ms. Campbell-Wisley was granted five-year incentive options to purchase 34,285 shares of the Company's common stock at $8.75 per share and five-year non-incentive options to purchase 10,715 shares of the Company's common stock at an exercise price equal to $8.75.
(5)  Represents group life insurance premium payment.

OPTION GRANTS

     No options were granted in 2000. Furthermore, no options were exercised in 2000 by the individuals named in the Summary Compensation Table. The following table sets forth the number of unexercised options held at December 31, 2000, by the individuals named above and in the Summary Compensation Table.

                    OPTIONS VALUES AT DECEMBER 31, 2000

                                    Number of Unexercised Options
                                         at December 31, 1998
Name                               Exercisable (E)/Unexercisable (U)
----------------------             ---------------------------------
RUPESH R. SHAH                         285,714 (E)/ 1,714,286 (U)
PRADIP C. PATEL                        285,714 (E)/ 1,714,286 (U)

EMPLOYMENT AGREEMENTS

     Mr. Rupesh R. Shah is employed under an agreement with Comprehensive Health Management, Inc. Additionally, Mr. Shah will hold a position on the Company's Board of Directors. As of October 5, 1999, Mr. Shah was granted seven-year incentive options to purchase 2,000,000 shares of common stock of the Company at $0.375 per share. Under the agreement, Mr. Shah will be able to exercise 1/7th of the total incentive options granted at annual intervals from the grant date. In the event of termination of employment by the Company prior to all incentive options becoming exercisable, the balance of the unexercisable options will be terminated.

     Mr. Pradip C. Patel is employed under an agreement with Comprehensive Health Management, Inc. Additionally, Mr. Patel has assumed the duties of Director of the Company. As of October 5, 1999, Mr. Patel was granted seven-year incentive options to purchase 2,000,000 shares of common stock of the Company at $0.375 per share. Under the agreement, Mr. Patel will be able to exercise 1/7th of the total incentive options granted at annual intervals from the grant date. In the event of termination of employment by the Company prior to all incentive options becoming exercisable, the balance of the unexercisable options will be terminated.

               REPORT OF AUDIT COMMITTEE OF BOARD OF DIRECTORS

     The Audit Committee (the "Committee") of the Company is currently comprised of two directors, one of which is a Director of the Company's wholly owned subsidiary, WellCare of New York, Inc. All members are independent and financially literate as defined in the New York Stock Exchange listing standards. The Board of Directors has adopted a written charter for the Committee that is included as Appendix A to this Proxy Statement. The Board of Directors are currently in the process of evaluating and implementing the written charter.

     The Committee reviews the Company's financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2000 with the Company's management and its independent auditors, Deloitte & Touche, LLP. Management is responsible for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche, LLP is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to Deloitte & Touche, LLP and the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee discussed with Deloitte & Touche, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with Deloitte & Touche, LLP, the auditors' independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In this regard, the Committee also reviewed the fees paid by the Company to Deloitte & Touche, LLP for the year ended December 31, 2000.

     The Committee discussed with Deloitte & Touche, LLP the overall scope and plans for their audit. The Committee is provided the opportunity to meet with Deloitte & Touche, LLP with and without management present to discuss the results.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. Copies of the audited financial statements are also included in the Annual Report accompanying this Proxy Statement.

          SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                           Mark D. Dean, D.D.S.
                           Guido T. D'Alessio


            REPORT OF COMPENSATION COMMITTEE OF BOARD OF DIRECTORS
                        ON EXECUTIVE COMPENSATION

     The following is provided to shareholders by members of the Compensation Committee of the Board of Directors.

INTRODUCTION

     Decisions on executive compensation are made by the Compensation Committee of the Board of Directors which is composed of two non-employee and one employee directors. All decisions by the Compensation Committee are reviewed by the full Board except for decisions with respect to the Company's stock based plans, which are made solely by the Compensation Committee.

     The Compensation Committee reviews the compensation levels of members of management, evaluates the performance of management, and considers management succession and related matters. In addition, the Committee administers the Company's incentive plans, which include an annual incentive plan and a long-term performance plan.

     The Compensation Committee's philosophy with respect to the Company's executive officers, including the Chief Executive Officer is designed to (i) maintain a compensation program that is equitable in a competitive marketplace,
(ii) provide compensation opportunities that integrate pay with the Company's annual and long-term performance goals which reinforce growth in shareholder value, (iii) recognize and reward individual initiative and achievements, and
(iv) allow the Company to attract, retain, and motivate qualified executives who are critical to the Company's success.

     The Compensation Committee endorses the position that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Thus, the Committee has utilized stock options in the compensation program for the executive officers with a goal of increasing stock ownership over time. The Committee considered, among other things, the renegotiation of competitive contracts with providers, the filing of competitive commercial premium rates to retain and attract new members, the restructuring of the Company's infrastructure, the reduction of the workforce to reflect industry norms and the reduction of general and administrative cost levels.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Currently, Dr. Patel is not being compensated for his position with the Company, however, the Compensation Committee will propose a compensation package to Dr. Patel in the future.

OTHER EXECUTIVE COMPENSATION

     The Company negotiated and entered into employment agreements with executive officers. The compensation included in these agreements generally consist of base salary and performance bonus.

BASE SALARIES

     In negotiating and fixing the base salaries of each of its executive officers, the Compensation Committee considered a number of important factors. The Committee focused on incentives directed towards returning the Company to profitability by first addressing the medical cost side of the business and then revenue generators. Such negotiations were arms length and were equitable in the competitive market place for other publicly-traded companies.

     The above factors were considered subjectively, together with the policy of the Committee, that, in general, executive officers of the Company should be compensated at competitive levels to attract, motivate and retain talented executives.

BONUSES

     The Company's executive compensation program for certain executives also consists of potential annual cash bonuses based on a Company division or subsidiary meeting certain financial performance. Additional bonuses may also be paid to such executives at the Board's discretion.

STOCK OPTIONS

The Committee did not grant stock options to any senior executives in 2000.

     The foregoing report of the Compensation Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporated it by reference into such filing.

                   SUBMITTED BY THE COMPENSATION COMMITTEE
                         OF THE BOARD OF DIRECTORS

                            Kiran C. Patel, MD
                             Pradip C. Patel.
                           Mark D. Dean, D.D.S.

                    COMPENSATION COMMITTEE INTERLOCKS AND
               INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None.


                  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Through December 31, 1999, the Company has incurred legal fees for Edward
A. Ullmann and Marystephanie Corsones, the Company's former Chief Executive Officer and former Chief Financial Officer, respectively, in the aggregate of approximately $1,261,537, respectively, to indemnify such individuals for legal fees and expenses incurred in connection with their defense of the Class Action Securities Litigation in which the Company and such individuals are defendants. In May 1999, the Company entered into a settlement agreement of the Class Action Securities Litigation for $2.5 million, all of which is being funded by the insurance carrier which provided coverage to the individual defendants.
The settlement agreement received Federal Court approval in January, 2000. The Company has recouped from the insurance carrier a majority of the expenses related to fees it paid to the attorneys representing the individual defendants, less the Company's insurance deductible, and expects to recoup the balance.


                     SECTION 16 PROXY STATEMENT DISCLOSURE

     Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that officers, directors and holders of more than 10% of the Common Stock (collectively, the "Reporting Persons") file reports of their trading in the Company's equity securities with the Securities and Exchange Commission. Based upon a review of Section 16 forms filed by the Reporting Persons during the last fiscal year, the Company believes that the Reporting Persons complied with the applicable Section 16 filing requirements.

                            STOCK PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the Standard & Poor's Composite 500 Stock Index ("S&P 500") and the Morgan Stanley Healthcare Payor Index ("Peer Group") for the 60 months ended December 31, 2000. The graph assumes an investment of $100 in each of the Company's Common Stock, the Standard & Poor's Composite 500 Stock Index, and the Morgan Stanley Healthcare Payor Index on December 31, 1995, and also assumes reinvestment of all dividends. WellCare Management Group, Inc. Stock Performance Graph December 31, 2000





                   [PERFORMANCE GRAPH]








ASSUMES $100 INVESTED ON DECEMBER 31, 1995 AND REINVESTMENT OF DIVIDENDS FISCAL
                        YEAR ENDING DECEMBER 31, 2000

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pradip C. Patel and Rupesh R. Shah, Directors of the Company, are related to the majority shareholder and CEO, Kiran C. Patel.

     WellCare of New York, Inc. ("WCNY") and FirstChoice Health Plans of Connecticut, Inc. ("FirstChoice"), both wholly owned subsidiaries of the Company, have entered into management agreements with Comprehensive Health Management, Inc. ("CHM"), a Company that was established by the majority shareholder to provide management, administrative services, and claims processing services to health maintenance organizations. During September 1999, WCNY and FirstChoice each executed a five-year management agreement with CHM to perform claims processing services, utilization review, payroll services, and most all of the administrative functions of the Company, excluding certain marketing functions. CHM is responsible for all the administrative employees' payroll and business expenses. Additionally, CHM is responsible for maintaining the claims related data processing equipment and software.

     The management fee for each Company ranges from 9.5% of premium revenue earned when there are less than 40,000 members to 7.5% of premium revenue earned when there are more than 80,000 members. In June 2000, the agreements were amended to generally provide CHM with enough revenue to cover its own costs related to the provision of management services to the Company and other affiliated HMOs. As a result of the amended agreements, the management fee was revised to reflect ranges of 11.5% of premium revenue earned when there are less than 40,000 members and 9.5% of premium revenue earned when there are more than 80,000 members. During 2000, CHM operated at a deficit of approximately $4.0 million and CHM is currently evaluating the adequacy of the current fee structure. Management anticipates that adjustments to the fee structure will occur during the next fiscal year to improve the cost recovery at CHM.

     Management fees, net of asset purchases and excluded membership groups, for the years ended December 31, 2000 and 1999 were approximately $7,799,000 and $3,046,000, respectively, which were included in general and administrative expenses. At December 31, 2000, the Company owed CHM approximately $223,000. At December 31, 1999, CHM owed the Company approximately $799,000. As a result of the CHM management agreement, the Company's general and administrative expenses as a percentage of total revenue decreased from 20.1% in 1999, and to 17.0% in 2000.

     The Company has entered into various lease agreements for office space. As part of the management agreement, CHM makes payments to the lessors on behalf of the Company. The payments for leased space are an integral part of the management fee, and lease payments made by CHM to lessors amounted to approximately $619,000 and $332,000 during 2000 and 1999, respectively.

     Under the management services agreement, the Company is responsible for the direct salary cost of their marketing personnel. During 2000, CHM processed and paid the payroll for the Company's marketing personnel. The Company reimbursed CHM approximately $1,620,000 and $660,000 during 2000 and 1999, respectively related to these direct salary costs during the current year.

                                ANNUAL REPORT

     The Company's Annual Report for the year ended December 31, 2000 is being mailed with this Proxy Statement, but is not considered a part hereof.

                     REQUESTS FOR ADDITIONAL INFORMATION

    A Copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, including the financial statements and schedules thereto but excluding the exhibits, may be obtained without charge by any stockholder whose proxy is solicited hereby upon written notice to Sandip I. Patel, Esq., General Counsel, 6800 North Dale Mabry Hwy., Suite 268, Tampa, Florida 33614.

               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                  ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On February 8, 2001 the Company filed Form 8-K, Current Report, pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934. The purpose of this filing was to report the dismissal of the registrant's certifying accountant, effective February 2, 2001, in accordance to Item 304 of Regulation S-K (Sec. 229.304) of the Securities Act of 1933.

     BDO Seidman LLP ("BDO") was previously the independent auditor for The WellCare Management Group, Inc. Effective February 2, 2001, BDO was dismissed from such capacity.

     BDO's report on the Company's consolidated financial statements for the years ended December 31, 1999 did state substantial concern for the Company's ability to continue as a going concern. The auditor's statement was based upon the Company's recurring, losses from operations, working capital deficit, deficiency in assets and failure to maintain 100% of the contingent reserve requirements of the New York State Department of Insurance. Other than this noted concern, BDO's report on the Company's consolidated financial statements for the last fiscal year did not contain an adverse opinion or disclaimer of opinion, and was neither qualified nor modified as to uncertainty, audit scope, or accounting principles.

     There were no disagreements with BDO concerning the company's most recent fiscal year and any subsequent period preceding their dismissal on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, where the noted disagreement(s), if not resolved to the satisfaction of BDO, would have caused them to make reference to the subject matter of disagreement(s) in connection with their opinion.

     The Company's decision to dismiss BDO as its independent auditors was recommended and approved by its Board of Directors.

     On February 2, 2001, Deloitte and Touche, LLP ("Deloitte") was appointed as the Company's independent auditors. The engagement of Deloitte as the Company's independent auditors was approved by its Board of Directors.

     During the most recent two fiscal years and any subsequent interim periods prior to the engagement of Deloitte as the Company's independent auditors, the Company did not consult with Deloitte regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the consolidated financial statements of the Company, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304 (a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304 (a)(1)(v) of Regulations S-K).

     On January 5, 2000 the Company filed Form 8-K, Current Report, pursuant to
Section 13 or 15(d) of the Securities and Exchange Act of 1934. The purpose of this filing was to report a dismissal of the Registrant's certifying accountant in accordance to Item 304 of Regulation S-K of the Securities Act of 1933. Deloitte & Touche, LLP was previously the independent auditor for the WellCare

     Management Group, Inc. Effective December 30, 1999, Deloitte & Touch LLP was dismissed from such capacity.

     Deloitte's report on the Company's financial statements for the years ended December 31, 1997 and 1998 did state that there was substantial doubt about the Company's ability to continue as a going concern. The auditor's statement was based upon the Company's recurring losses from operations, working capital deficit, deficiency in assets and failure to maintain 100% of the contingent reserve requirements of the New York State Department of Insurance. Other than this, Deloitte's report on the Company's financial statements for 1998 and 1997 did not contain an adverse opinion or disclaimer of opinion, and was neither qualified nor modified as to uncertainty, audit scope, or accounting principles.

     The Company's decision to dismiss Deloitte as its independent auditors was recommended and approved by its Board of Directors.

     Deloitte had a disagreement with the Company's previous management during the 1997 audit. The disagreement concerned the need for a valuation allowance relating to deferred tax assets of the Company. The Company adhered to Deloitte's request that an investment banker's opinion be obtained as to the valuation of certain assets, which could be sold by the Company. Pursuant to a tax planning strategy, the matter was resolved to the satisfaction of Deloitte. If Deloitte had not been satisfied as to this disagreement, their report on the Company's financial statements for the year ended December 31, 1997 would have been made reference to this matter.

     Deloitte discussed the above noted matter with the Company's previous Board of Directors. The Company has given authorization to Deloitte to respond fully to the inquiries of BDO regarding the aforementioned disagreement.

     Other than the resolved matter noted above, there were no other disagreements with Deloitte concerning the company's two most recent fiscal years and any subsequent period preceding their dismissal on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, where the noted disagreement (s), if not resolved to the satisfaction of Deloitte, would have caused them to make reference to the subject matter of disagreement(s) in connection with their opinion.

     During the Company's most recent fiscal years and any subsequent interim period preceding such dismissal, the Company has had no reportable events as defined in Item 304 of Regulation S-K of the Securities Act of 1933.

     For the year ending December 31, 1999, BDO was engaged by the Company as its independent auditor. The engagement of BDO was approved by the Company's Board of Directors.

     During fiscal years 1998 and 1997 and any subsequent interim period prior to engaging BDO, the Company had not consulted BDO regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of the Company, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

                                OTHER BUSINESS

     Management does not know of any matter to be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.

                DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), for inclusion in the Company's proxy statement for its 2002 Annual Meeting of Shareholders is July 16, 2002 (unless the date of the 2002 Annual Meeting of Shareholders is not held within 30 days of November 12, 2002, in which case the deadline will be a reasonable time before the Company begins to print and mail its proxy material for the 2002 Annual Meeting of Shareholders). Notice to the Company of a shareholder proposal submitted other than pursuant to Rule 14-8 will be considered untimely, and the persons named in proxies solicited by the Board of Directors of the Company for its 2002 Annual Meeting may exercise discretionary voting power with respect to any such proposal, if received by the Company after October 1, 2002.

                                OTHER MATTERS

     Management knows of no matter to be brought before the Annual Meeting which is not referred to in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

                                            Dated: September 24, 2001

                                 APPENDIX A

                      WELLCARE MANAGEMENT GROUP, INC.

                         AUDIT COMMITTEE CHARTER
     (Adopted, Amended and Approved by Board of Directors on July 13, 2001)

PURPOSE

The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of the Wellcare Management Group, Inc. (WCMG) is to assist the Board in its responsibility to oversee management's conduct of WCMG's financial reporting process. This includes the oversight of WCMG's financial statements provided to any governmental or regulatory body, the public, or other users, the effectiveness of WCMG's internal control process, and the annual independent audit of WCMG's financial statements.

STRUCTURE

The Board shall designate the members of the Committee and its Chairman. The committee shall be composed of not less than three or more than six members of the Board. All member of the Committee shall meet the requirement of the NASDAQ concerning (1) independence (including restrictions concerning employment relationships, business relationships, family relationships, and cross compensation committee links, and (2) financial literacy. Further, at least one member of the committee shall meet the requirements of the NASDAQ concerning accounting or related financial management expertise.

The Secretary of WCMG or the Secretary's designee will serve as the Secretary of the Committee.

MEETINGS

The Committee shall meet at least twice a year or more frequently as circumstances dictate, and at such times and places as determined by the Committee. As part of its responsibility to foster open communication, the Committee shall meet at least annually with management, the Director of Internal Audit and the independent auditor in separate executive sessions to discuss any matters that any of the believe should be discussed privately. A meeting may be called by any member, in the absence of the Chairman; the Committee may appoint any other member of the committee to preside at its meetings. The members of the Committee shall not have authority to appoint another director to act in the place of an absent or disqualified member distributed to Committee members before the meeting, together with any relevant background materials. Minutes of each meeting shall be prepared and distributed to the Committee. The Committee shall report on each of its proceedings to the Board at the next regular meeting of the Board.

RESPONSIBILITIES AND DUTIES

The Committee's responsibility is one of oversight. Management's responsibility for preparing WCMG's financial statements and the independent auditor is responsible for auditing those financial statements. Management, including the Internal Audit Department, is responsible for using appropriate accounting and financial principles and maintaining appropriate internal controls. Therefore, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to WCMG's financial statements or any professional certification as to the independent auditor's work.

The Committee shall have the following basic duties and such other duties as shall be specially assigned to the Committee by the Board and assumed by the Committee.

A. Review of Financial Report

1. The Committee shall review with management and the independent auditor the audited financial statements to be included in WCMG's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K and review and consider with the independent auditor the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61 (as it may be modified or supplemented)

2. The Committee or at least its chairman, shall review with management and the independent auditor interim financial results to be included in WCMG's quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61 (as it may be modified or supplemented); this review will occur prior to WCMG's filing of any Form 10-Q

B. Independent Auditor

1. The independent auditor is ultimately accountable to the Board as assisted by the Committee. The Board and the Committee have ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent auditor. The Committee shall review the independence and performance of the independent auditor and recommend to the Board the selection, evaluation, and where appropriate, the replacement of the independent auditor.

2. The Committee shall meet with the independent auditor to review its audit plan and, before releasing year-end earnings, the results of the audit.

3. The Committee shall review the fees and other significant compensation to be paid to the independent auditor.

4. The Committee shall require that the independent auditor submit annually a formal written statement delineating all relationships between the independent auditor and WCMG. On an annual basis (or more often, if required), the Committee shall review and discuss with the independent auditor all significant relationships it has with WCMG that could impair the independent auditor's objectivity or in dependence.

5. The Committee shall obtain the independent auditor's assurance that the audit was conducted in a manner consistent with the Securities Act of 1934, as amended.

C. Internal Audit

1. The Committee shall review the appointment and replacement of WCMG's Director of Internal Auditing.

2. The Committee shall advise the Director of Internal Auditing that he or she is expected to provide the Committee with a report, at least on the Internal auditing performed.

3. The Committee shall review the Internal Audit Department's annual Plan, interim activities, and organizational structure, as needed.

D. Financial Reporting, Accounting Principles and Internal Control Matters

The Committee shall advise management, including the Internal Audit Department and the independent auditor that they are expected to provide the Committee with a timely analysis of significant financial reporting, accounting or internal control matters.

E. Report to Shareholders

The Committee shall prepare a report to shareholders for inclusion in WCMG's annual proxy statement as required by the Securities and Exchange Commission.

F. Review of Charter

The Committee shall annually review the provisions of this Charter and recommend appropriate changes to the Board.

RESOURCES AND AUTHORITY

The Committee may authorize or conduct investigations into any matters within the scope of its responsibility. The Committee shall have the authority to call before it management and other employees of WCMG involved in financial or internal control matters. Further, the Committee shall have the power to engage such financial and internal control experts, including public accountants other than WCMG's independent auditor, counsel. Including other than WCMG's regular counsel, and other consultants as it deems reasonably necessary to assist it in carrying out its responsibilities.